EXHIBIT 21

                                  SUBSIDIARIES
                                       OF
                           HANSEN NATURAL CORPORATION


                            Hansen Beverage Company
                            Hard e Beverage Company
                          Hansen Junior Juice Company
                         Blue Sky Natural Beverage Co.